UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 15, 2007

Date of Report (Date of earliest event reported)

Heartland Oil and Gas Corp.

(Exact name of registrant as specified in its charter)

Nevada	000-32669	91-1918326
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1625 Broadway, Suite 1480

Denver, CO 80202

(Address of principal executive offices)

(303) 405-8450

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01.	Entry into a Material Definitive Agreement.
Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Item 3.02.	Unregistered Sales of Equity Securities.
Item 8.01.	Other Events.

On February 15, 2007, Heartland Oil and Gas Corp. received a bridge loan for an aggregate of $185,000.00 (the “Bridge Amount”) from SDS Capital Group, Ltd. and Baystar Capital II, L.P. (collectively, the “Payees”) pursuant to secured promissory notes (the “Note”). The Notes mature on the earlier of March 28, 2007 or the date of any subsequent financing in which Heartland issues equity securities or other securities that could result in the issuance of equity securities (the “Maturity Date”) and have no interest payable. The Notes are intended to be secured by Heartland’s assets under the Security Agreement dated September 29, 2006. Heartland may prepay the Bridge Amount plus accrued and unpaid interest in full and in cash at any time prior to the Maturity Date.

At the Maturity Date, the Payees have the option to convert the Bridge Amount into Heartland Common Stock at a conversion price of $0.04 per share.

The Bridge Amount was used to repay the $65,000 bridge loan received on December 8, 2006 plus accrued interest. An additional $30,000 was used to reimburse accrued legal fees incurred by the Payees in this bridge loan and other prior transactions with Heartland.

The Notes contain customary negative covenants, including a covenant on Heartland not to incur additional indebtedness, and the Notes contain customary events of default.

In issuing the Notes and underlying Common Stock to the Payees, Heartland relied on the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Form of Convertible Senior Secured Promissory Note

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on as its behalf by the undersigned hereunto duly authorized.

Heartland Oil and Gas Corp. (registrant)

Date	February 22, 2007	By	/s/ Philip S. Winner
Philip S. Winner Chief Executive Officer

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